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                                                                   EXHIBIT 10.31

April 20, 1999

Mr. David Ropes
Ford Motor Company
16800 Executive Plaza Drive, Suite SN239
Dearborn, MI 48126

RE: LETTER OF AGREEMENT

Dear David:

On behalf of Digital Entertainment Network, Inc. ("DEN"), I'd like to thank you for your commitment to be one of DEN's Charter Sponsors. This Letter of Agreement sets forth the basic agreement between DEN and Ford Motor Company ("Advertiser") with respect to the purchase of category-exclusive sponsorship for Programming Year 1 (July 1, 1999-June 30, 2000).

1. Advertiser shall have advertising exclusivity for the multi-product category of new and used, domestic and imported automobiles (i.e. passenger cars and trucks), rentals and/or sales (collectively, "Automobiles") for Programming Year 1 for DEN programming Episode(s) to be distributed on or by DEN's channels and/or websites on the World Wide Web.

2. At Advertiser's request, DEN and Advertiser shall work together in good faith to develop Advertiser's advertising and any other sponsorship elements for Programming Year 1. If Advertiser desires, DEN will consult with Advertiser and its advertising agencies to develop its creative for DEN. If Advertiser desires, DEN will also produce in-house the banners and commercials which Advertiser runs on DEN programming. If DEN produces Advertiser's banners and commercials in-house, there will be no charge to Advertiser for this production. Advertising may include audiovisual advertising spots similar to television commercials ("Commercial Spots"), so-called banner ads displayed on DEN's web pages ("Banner Ads"), in-Episode product placements (i.e., "hero" cars and trucks in DEN shows), audio clips, endorsements, games, contests, sweepstakes, hypertext links to informational or purchase opportunities or other advertising opportunities mutually agreeable to DEN and Advertiser (collectively "Ad(s)"). Additionally, if Advertiser desires to include in-Episode product placement, DEN will, at no additional cost to Advertiser make good faith efforts to incorporate such product(s) in recognizable form into Episode(s) if consistent with DEN's artistic and creative vision of the Episode(s) and subject to DEN's production schedule.

3. DEN guarantees that the aggregate of all Episode(s) first released in Programming Year 1 which include Advertiser messages shall receive not less than an aggregate of [*] advertising impressions. Of the [*] impressions, at least [*] will come from Advertiser banners and commercials if Advertiser chooses to make broadscale use of these types of creative elements. The remainder may come from a combination of banners, commercials, product placement and other types of Advertiser mentions. Impressions achieved for Advertiser during the May-June 1999 development phase will be at no cost to Advertiser, but DEN will count all impressions toward the [*] impressions guarantee. The accounting of advertising impressions shall be verified by a mutually agreed upon third-party verification service. If fewer Total Impressions are verified, the remedy to Advertiser will be one of the following: [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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   [*]

4. DEN shall collect data reasonably requested by Advertiser, provided such data is readily available to DEN, concerning the viewers of Episode(s) and the viewing of the Episode(s) and Ad(s) during Programming Year 1 and make such information available to Advertiser.

5. In consideration of the above, Advertiser agrees to:
   (a) pay DEN the sum of [*] for the period July 1, 1999-December 31, 1999 of which [*] may be mutually agreed upon barter (for example, automobiles, targeted youth media, etc.);
   (b) pay to DEN the sum of [*] for the period January 1, 2000-June 30, 2000 on a mutually agreed upon payment schedule;
   (c) For Programming Year 1, Advertiser shall not be required to [*].

6. Provided all amounts due hereunder have been paid, Advertiser shall have two
   (2) successive, dependent rights of first negotiation and subsequent rights of first refusal for each of the Programming Years 2 and 3 (July 2000-June 2001 and July 2001-June 2002, respectively) for the "Automobile" multi-product category. The first of such rights (for Programming Year 2) shall need to be exercised by [*] for Advertiser to hold "Automobile" category. Commitment for Programming Year 3, if applicable, will need to be exercised by Advertiser no later than [*]. (See Attachment I for Year 2 and Year 3 maximum pricing for Ford for "Automobile" category.) Should Advertiser choose to make an incremental commitment to DEN over and above its Charter Sponsor commitment during any Programming Year in which it holds a category-exclusive Charter Sponsorship. Advertiser will be entitled to a [*] discount for this incremental buy vs. general market "spot" rates.

The parties shall negotiate in good faith to enter into a more formal agreement incorporating the material terms and such other terms and conditions as are typical of agreements of this type in the U.S. advertising industry. Until such time, if ever, this agreement shall be binding upon the parties.

We look forward to working with you to develop an effective digital branding effort for Ford Motor Company on the DEN.

Sincerely,



Ed Winter
Chief Marketing Officer

"UNDERSTOOD AND AGREED"


"Advertiser"

By: /s/ DAVID ROPES
   -------------------------------------

Its: Director of Corporate Advertising
    ------------------------------------

Date Signed: 5/13/99
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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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                                  Attachment I

Maximum Charter Sponsor pricing for Ford for "Automobile" category

Year 2                             [*]
Year 3                             [*]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.